Filed pursuant to Rule 424(b)(3)
Registration No. 333-177244

PROSPECTUS SUPPLEMENT NO. 8

1,820,000 Shares of Common Stock

of

Guided Therapeutics, Inc.

This prospectus supplement no. 8 supplements and amends the prospectus dated April 10, 2012, previously supplemented on April 19, 2012, May 15, 2012, May 29, 2012, June 20, 2012, July 9, 2012, August 20, 2012, and November 15, 2012, which constitutes part of our registration statement on Form S-1 (No. 333-177244) relating to up to 1,820,000 shares of our common stock that may be offered for sale by the stockholders named in the prospectus. This prospectus supplement includes our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on February 8, 2013.

This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.

Investing in our common stock involves a high degree of risk. We urge you to carefully read the “Risk Factors” section beginning on page 3 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 8, 2013.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event) February 8, 2013; (February 4, 2013)

GUIDED THERAPEUTICS, INC.

 (Exact Name of Registrant as Specified in Its Charter)

Delaware	0-22179	58-2029543
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

5835 Peachtree Corners East, Suite D Norcross, Georgia (Address of Principal Executive Offices)	30092 (Zip Code)

Registrant's Telephone Number, Including Area Code:     (770) 242-8723

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 4, 2013, Guided Therapeutics, Inc. (the “Company”) delivered an executed Termination Agreement re: Spectroscopic Technology Development Collaboration (the “Termination Agreement”) pursuant to which the Company terminated its 2010, 2011, and 2012 collaboration agreements with affiliates of Konica Minolta Holdings, Inc. (“Konica Minolta”).

The Termination Agreement, effective December 31, 2012, terminates the Company’s Assigned Task Agreement for the Development of Spectrography for Barrett’s Esophagus, dated February 1, 2010, and the Agreement for Collaboration in the Development of Spectroscopic Technology, dated April 27, 2010, each as amended and renewed on May 1, 2011 and May 1, 2012 (collectively, the “Collaboration Agreements”). The Collaboration Agreements were exclusive negotiation and development agreements regarding the optimization of the Company’s biophotonic cancer detection technology, including the Company’s biophotonic platform specific to the detection of esophageal cancer. In accordance with the Collaboration Agreements, Konica Minolta paid the Company an aggregate of $7,860,440 through December 31, 2012. As a result of the termination of the Collaboration Agreements, the Company has been released from all further development activities that it was previously obligated to perform and Konica Minolta has been released from the final payment of $310,000 that it was obligated to make on January 31, 2013.

Under terms of the Termination Agreement, and subject to the payment of a nominal license fee due upon FDA approval, Konica Minolta has granted the Company a five-year, world-wide, non-transferable and non-exclusive right and license to manufacture and to develop a non-invasive esophageal cancer detection product from Konica Minolta and based on the Company’s patented biophotonic technology platform. The license permits the Company’s use of certain related intellectual property of Konica Minolta. In return for the license, the Company has agreed to pay Konica Minolta a royalty for each licensed product sold by the Company.

On February 6, 2013, the Company issued a press release further describing certain provisions of the Termination Agreement, which press release is attached hereto as Exhibit 99.1 and is incorporated in this Item 1.01 by reference.

The Company has no relationship with Konica Minolta other than as described above.

Item 1.02. Termination of a Material Definitive Agreement.

The information disclosed in Item 1.01 is incorporated in this Item 1.02 by reference.

Item 9.01      Financial Statements and Exhibits.

(d) Exhibits.

Number	Exhibit
99.1	Press Release dated February 6, 2013.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUIDED THERAPEUTICS, INC.

	By:	/s/ Mark L. Faupel, Ph.D.
Mark L. Faupel, Ph.D.
CEO & President
Date: February 8, 2012

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